EXHIBIT 16.1

April 30, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by UGI Corporation (the “Company”) on behalf of UGI HVAC Enterprises, Inc. Savings Plan, UGI Utilities, Inc. Savings Plan and AmeriGas Propane, Inc. Savings Plan, which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated April 23, 2004. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/    PricewaterhouseCoopers LLP